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Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

            We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of TAM S.A. (File No. 333-147020), TAM Linhas Aéreas S.A. (File No. 333-147020-01) and TAM Capital Inc. (File No. 333-147020-02), of our report dated  June 29th, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which is incorporated in the Form 20-F of TAM S.A., TAM Linhas Aéreas S.A. and TAM Capital Inc. (together, “TAM”) for the year ended December 31, 2008 (the “2008 20-F”).

São Paulo, Brazil

June 29th, 2009

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Auditores Independentes

/s/ Carlos Alberto de Sousa
Carlos Alberto de Sousa
CRC 1RJ 056561/O-0"S" SP